   PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED FEBRUARY 5, 1998
                       TRANS WORLD AIRLINES, INC.
       592,300 SHARES OF 9-1/4% CUMULATIVE CONVERTIBLE EXCHANGEABLE
                PREFERRED STOCK, $.01 PAR VALUE PER SHARE
(Subject to Conversion into Shares of Common Stock, $.01 par value per share)


      The 592,300 shares of 9-1/4% Cumulative Convertible Exchangeable Preferred Stock, $.01 par value per share (the "Preferred Stock") of Trans World Airlines, Inc. (the "Company") offered hereby are being offered by the Selling Holders identified below. Each of such Selling Holders has notified the Company in writing of his or her or its intention to sell the shares of Preferred Stock as listed herein and has requested the Company to file this supplement to the Company's Prospectus dated February 5, 1998 (the "Prospectus"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Prospectus.

      The Selling Holders will receive all of the net proceeds from the sale of the Preferred Stock and, accordingly, the Company will receive none of the proceeds from the sales thereof.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
          THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
       SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
        THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
               THE PROSPECTUS.  ANY REPRESENTATION TO THE
                    CONTRARY IS A CRIMINAL OFFENSE.

      No person is authorized by the Company or by any dealer to give information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been so authorized. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus Supplement or the accompanying Prospectus or any sale made hereunder does not imply that the information contained herein or therein is correct as of any time subsequent to the date on which such information is given.

      The Section entitled "Selling Holders" is hereby supplemented to include the following information:

                             SELLING HOLDERS
         The following table sets forth information as of February 23, 1998 with respect to the Selling Holders of the securities offered hereby, the number of shares of Preferred Stock beneficially owned by each Selling Holder, and the shares of Preferred Stock that are being offered hereby.
Each of the Selling Holders has notified the Company in writing of his or her or its intention to sell shares of Preferred Stock in accordance with the requirements set forth in the Prospectus. Other beneficial owners of the Preferred Stock not set forth below may be added as Selling Holders to this Prospectus in the future. This table has been prepared based upon information furnished to the Company by the Selling Holders and American Stock Transfer & Trust Company as the transfer agent for the Preferred Stock and the Common Stock.

---------------------------------------------------------------------------------------------------------------------
                                                            Number of        Percentage of      Approximate Number
                                     Number of shares of    shares of         Outstanding     of Shares of Common
                                      Preferred Stock     Preferred Stock      shares of        Stock into which
    Name                             Beneficially Owned      Offered        Preferred Stock        Convertible
---------------------------------------------------------------------------------------------------------------------
Raphael, L.P.                             47,800              47,800              2.77%            302,526.20
Michael Angelo. L.P.                      43,800              43,800              2.54%            277,210.20
Angelo, Gordon Co., L.P.                  44,900              44,900              2.60%            284,172.10
Ramius Fund, Ltd.                         28,000              28,000              1.62%            177,212.00
Baldwin Enterprises, Inc.                 15,000              15,000              0.87%             94,974.00
Medici Partners, L.P.                      6,000               6,000              0.35%             37,974.00
Ramius Securities, L.L.C.                  5,000               5,000              0.29%             31,645.00
Bear, Stearns & Co.                        5,000               5,000              0.29%             31,645.00
R2 Investments, L.D.C.                     8,100               8,100              0.47%             51,264.90
Q Investments, L.P.                       15,600              15,600              0.90%             98,732.40
No Margin Fund, L.P.                      22,200              22,200              1.29%            140,503.80
Steeler Fund, Ltd.<F1>                   179,000             179,000             10.38%          1,132,891.00
Duquesne Fund, L.P.<F1>                   98,800              98,800              5.73%            625,305.20
Lazard Freres & Co. LLC                   73,100              73,100              4.24%            462,649.90
                                         -------             -------             ------          ------------
        Total. . . . . . . . . . . . .   592,300             592,300             34.34%          3,748,666.70
                                         =======             =======             ======          ============
                                                                                     (Continued on next page)

---------
<F1> To be offered through Lazard Freres & Co. L.L.C.

      Information concerning the sale of other shares of Preferred Stock by their beneficial holders will be set forth in additional Prospectus Supplements. As of the date of this Prospectus Supplement, the aggregate number of shares of Preferred Stock outstanding is 1,725,000.

      It is not possible to predict the number of shares of Preferred Stock that will be sold hereby. Consequently, it is not possible to predict the number of shares of Preferred Stock that will be owned by the Selling Holders following completion of sales of the securities offered hereby.

       THE DATE OF THIS PROSPECTUS SUPPLEMENT IS FEBRUARY 23, 1998